S1 Reaches Agreement with Ramius Group to End Proxy Contest

           Jeffrey Smith of Ramius Capital to Join Board of Directors

ATLANTA, May 3, 2006 - S1 Corporation (Nasdaq: SONE), a leading global provider of customer interaction financial and payments solutions, announced today that it has reached a definitive agreement with a group of investors led by Ramius Capital Group, L.L.C. to settle their dispute relative to the nomination of certain directors to the S1 Board of Directors at the 2006 Annual Meeting.

As a result of this settlement, the Ramius Group agreed to withdraw the notice of its intention to nominate directors and make other shareholder proposals at the Company's 2006 Annual Meeting. Additionally, Jeffrey C. Smith, a managing director of Ramius Capital Group, L.L.C., will be joining the S1 Board of Directors. The Company also agreed to amend its Bylaws to restore the right of stockholders owning 10% of the outstanding shares of common stock to call a special meeting.

S1 also said that it has retained Friedman, Billings, Ramsey Group as its financial advisor to assist the Board of Directors in actively exploring strategic alternatives to maximize shareholder value. The law firm of Hogan & Hartson L.L.P. has also been retained to advise in connection with this review. No assurance can be given that any transaction will be entered into or consummated as a result of this review.

About S1
S1 Corporation (Nasdaq: SONE) delivers customer interaction software for financial and payment services and offers unique solution sets for financial institutions, retailers, and processors. S1 employs 1,500 people in operations throughout North America, Europe and Middle East, Africa, and Asia-Pacific regions. Worldwide, more than 3,000 customers use S1 software solutions, which are comprised of applications that address virtually every market segment and delivery channel. S1 partners with best-in-class organizations to provide flexible and extensible software solutions for its customers. Additional information about S1 is available at www.s1.com.

Forward Looking Statements
This press release contains forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act. These statements include statements with respect to our financial condition, results of operations and business. The words "believes," "expects," "may," "will," "should," "projects," "contemplates," "anticipates," "forecasts," "intends" or similar terminology identify forward-looking statements. These statements are based on our beliefs as well as assumptions made using information currently available to us. Because these statements reflect our current views concerning future events, they involve risks, uncertainties and assumptions. Therefore, actual results may differ significantly from the results discussed in the

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forward-looking statements. The risk factors included in our reports filed with the Securities and Exchange Commission (and available on our web site at www.s1.com or the SEC's web site at www.sec.gov ) provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Except as provided by law, we undertake no obligation to update any forward-looking statement.

Contacts:

Investors:
John Stone, Chief Financial Officer
404-923-3500
john.stone@s1.com

Press:
Mike Pascale/Rhonda Barnat of The Abernathy MacGregor Group
212-371-5999
mmp@abmac.com/rb@abmac.com